                           Customer Account Agreement

This contains important information and explanations regarding your JB Oxford & Company ("JBOC") brokerage investment account and contains additional terms and conditions which are incorporated by reference in your Account Application with JBOC. Following acceptance of your JBOC Account Application, you may elect to establish a Margin Account and/or Option Account. The terms, conditions and information contained herein apply to all of your accounts with JBOC, including cash margin and/or option accounts.

1. Upon approval, JBOC will act as your broker for the purpose of transacting buy and/or sell orders for securities as instructed by you. All orders for the purchase or sale of securities and other property authorized by you will be executed and/or processed with the understanding that an actual purchase or sale is intended, and that it is your intention and obligation in every case to deliver certificates to cover all sales or to pay for any purchase on or before settlement date.

2. All transactions will be subject to the rules, regulations, customs and usages of the exchange and market where executed, and to all applicable federal and state laws, rules and regulations. Cancellations of open orders are subject to prior executions.

DEPOSIT OF FUNDS AND EQUITY

3. JBOC may require full payment or an acceptable deposit prior to the acceptance of any order. In the case of options, JBOC requires cleared funds in the account prior to the acceptance of any purchases. Prior to writing covered calls, stock must be long in the account.

TRANSACTION SETTLEMENT

4. The purchase and sale of securities are settled on "settlement date." Stock transactions are settled on the third business day after the transaction. You agree to pay JBOC for all securities purchased by settlement date, and to deliver securities sold in good deliverable form by settlement date. Exchange and federal regulations require the liquidation of an account in the event of a failure to pay for a transaction or a failure to deliver securities in good deliverable form.

5. All checks must be made payable to JB Oxford & Company. All securities delivered to JBOC must be assigned to JB Oxford & Company at the applicable section on the reverse side of the certificate(s) or an attached stock power.

       We do not accept cash, foreign drawn checks, bank drafts or third-party checks. Corporate checks will only be accepted for corporate accounts. Checks for investment club accounts must be drawn on the club's bank account.

RESTRICTED SECURITIES

6. Prior to placing an order in connection with any securities subject to Rule 144 or 145 (d), under the Securities Act of 1933, you must advise JBOC of the status of the securities and furnish


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

         JBOC with the necessary documents to clear legal transfer. Delays may occur in processing such securities and you shall be responsible for all costs associated with the transfer, sale or processing of controlled or restricted securities.

COMMUNICATIONS AND NOTICES

7. Communications will be sent to you at the mailing address specified in your Account Application (or at such other address you may specify in writing). All communications so sent, whether by mail, telegraph, messenger or otherwise, shall be considered delivered to you personally, on the date so transmitted, whether actually received or not. You must inform us within a reasonable time of any change in your name and/or address.

CREDIT VERIFICATION

8. You authorize JBOC to make inquiries for the purpose of verifying your credit worthiness and, if you are married and live in a community property state, the credit worthiness of your spouse. Such inquiries may include verifying information you have provided in your Account Agreement, contacting your employer, and obtaining credit reports.

SECURITIES INVESTORS PROTECTION CORPORATION (SIPC) AND EXCESS SIPC

9. Your account at JB Oxford & Company is currently protected by SIPC up to $500,000 of which no more than $100,000 may be in cash (excluding Money Market balances). Additional protection has been secured through National Union Fire Insurance Company, a subsidiary of AIG, for up to S10,000,000 for securities only.

TERMINATION

10. JBOC reserves the right to terminate your account at any time for any reason. Upon termination you will remain liable for any debit balances or deficiencies in your account.

11. You will reimburse JBOC for any cost of collection of any debit balance or deficiency in connection with any of your accounts, including reasonable attorney's fees and court costs.

JOINT ACCOUNTS

12. If there is more than one account holder, all account holder's obligations shall be joint and several. Each joint account holder shall have authority, acting alone, to take action with respect to the subject account securities and other property in that account. The signature of all parties is required on all documents, including but not limited to letters of authorization, stock powers, new account documents, and margin and option updates.


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

CHANGE IN ACCOUNT INFORMATION

13. You agree to notify JBOC in writing if there is a change in the facts set forth in the account information of your Account Application. In addition, you agree to notify JBOC if any of the account holders become employed by any securities firm, bank, trust or insurance company.

CUSTOMER'S RESPONSIBILITY REGARDING CERTAIN SECURITIES

14. Certain securities may grant the securities holder valuable rights that may expire unless the holder takes action. These securities include, but are not limited to: warrants; stock rights; convertible securities; bonds; and securities subject to a tender or exchange offer.

15. You acknowledge that you are responsible for knowing the rights and terms of all securities in your account. JBOC is not obligated to notify you of any upcoming expirations or redemption dates, or to take any action on your behalf without specific instructions from you except as required by law and rules of regulatory authorities.

LIENS AND LIQUIDATIONS

16. All securities and other property held in any of your JBOC accounts, to include any account in which you have any interest, shall be subject to a general lien for discharge of all your indebtedness and other obligations to JBOC. Such securities and other property shall be held by us as a security for payment of any liability or indebtedness you may incur in any account. JBOC reserves the right to transfer securities and other properties from any of your other accounts with JBOC, whenever JBOC determines such a transfer is appropriate for its protection and JBOC reserves the right to determine, at its sole discretion, which securities and other property are to be sold and/or purchased in enforcement of this lien.

17. Circumstances that may require the liquidation of an account include, but are not limited to: the failure of a customer to pay for securities purchased or the failure to deliver securities in good form; the failure to pay any account debit or expense, the filing of a petition of bankruptcy by or against a customer, an attachment levied against any account of the customer or any account in which the customer has an interest, or the customer's death.

LOSSES DUE TO EXTRAORDINARY EVENTS

18. JBOC will not be liable for losses caused directly or indirectly by or as a result of governmental restriction(s), exchange or market rulings, wars, strikes or any other condition beyond its control.

MARKET DATA

19. Stock price quotations and other market data provided to you are obtained from independent pricing services JBOC believes to be reliable. However, JBOC cannot and does not guarantee the accuracy of such data and will not be held liable for any losses incurred by your reliance upon the same.


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

ASSIGNMENTS

20. You acknowledge that any Agreements you have with JBOC shall inure to the benefit of JBOC, its successors and assigns. JBOC may assign its rights and duties under any such Agreement to any of its subsidiaries or affiliates without notice to you, or to any other entity.

PAYMENT FOR ORDER FLOW

21. JB Oxford & Company is a member of the NASD, Chicago Stock Exchange, Cincinnati Stock Exchange and Pacific Stock Exchange. Our automated trading system and procedures for trading in equity securities enable us, in situations where you have not directed your order to a specific marketplace, to route your order to market centers, including other broker-dealers where, based on our experience, we can provide you with what we believe are the best executions, which may be subject to price improvement. We receive payment per share or, in some cases, reciprocal order flow consideration from dealers, and credit against exchange fees in return for orders we route directly. When such remuneration is received, it is considered compensation to the firm, and the source and nature of this compensation received by the firm in connection with your transaction will be disclosed upon written request.

22.    FEES & COMMISSION SCHEDULE: Please see enclosed schedule.

23.    JB Oxford reserves the right to refuse any order or account.

DEBIT INTEREST

24. INTEREST CHARGES ON DEBIT BALANCES: Your account(s) will be charged interest monthly on the average daily net debit balance in all of your accounts, in accordance with JBOC's margin rules at the prevailing rate as determined by JBOC. The interest charged will appear on your monthly statement. The rate may change from time to time without prior notice due to fluctuations in interest rates or other causes. Interest rates are based on the Interest Rate Table shown in paragraph 32.

25. Interest charges are based an a 360 day interest year. Interest is computed an the Wednesday preceding the last Friday of the month, except in December. In December, interest will be computed on the day before the last business day of the year. In calculating interest, free credit balances in all accounts will be offset against any debit in the account, and interest will be charged on the net debit balance, if any.

MARGIN ACCOUNTS

26. SERVICES PROVIDED: If you have a Margin Account with JBOC, JBOC will act as your broker to purchase or sell securities, on margin, as directed by you. JBOC agrees to extend credit to you in accordance with its margin account rules. You will, at all times, be liable for the payment upon demand of any debit balance or other charge(s).


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

27. MAINTENANCE OF MARGIN: You will, at all times, maintain such securities and other property in your account as margin collateral as required by JBOC and/or applicable exchange and federal regulations. A margin call may be issued if your account equity falls below such requirements. JBOC shall retain sole discretion to determine whether additional collateral will be required.

28. You acknowledge that JBOC shall not be obligated to request additional margin in the event your account falls below minimum margin requirements. Market conditions or other circumstances may not allow JBOC to give you notice when your account equity becomes deficient, or to allow you time in which to deposit additional equity. JBOC reserves the right, in its sole discretion, to sell securities and other property held in your account(s) as collateral, to cancel open orders, to buy securities and other property which may be short in your account, to close open option positions, and to take any other action JBOC deems necessary for its protection, all without prior notice, advertisement or demand to you.

29. PLEDGE OF SECURITIES AND OTHER PROPERTY: All securities and other property now and hereafter held, carried or maintained by JBOC, in or for any account in which you have any interest may be pledged, repledged, hypothecated or re-hypothecated by JBOC from time to time without notice, either separately or in common with other securities and property for any amount due in your account(s) or for any greater amount. JBOC may do so without retaining in its possession or under its control for delivery, a like amount of similar securities or other property. You also authorize JBOC to lend to itself or others securities or other property held by JBOC on margin for your account or any accounts under your control.

30. SHORT SALES: You agree that any "short" sale shall be designated as such to JBOC at the time you place such an order, and you hereby authorize JBOC to mark such order "short." You acknowledge that a short sale is sale of a security you do not own, and that to facilitate a short sale, JBOC must borrow stock to cover the delivery to the purchaser(s). If the stock is recalled by the lender(s) of the securities, JBOC will attempt to re-borrow the securities but may be forced to cover your short position on the open market at the then current market price. You will be liable for any debit balance remaining after a short position has been closed out.

31. You agree to meet the appropriate margin requirements for your short account as required by JBOC and/or applicable exchange or federal regulations. The credit balance generated by short sales in your account is not a free credit balance. If the market value of your short account is greater than the short account credit balance, interest will be charged on the appreciation in value of the short positions, based on the Interest Rate Table below. If the market value of your short account is less than the short account credit balance, interest on any debit in the account will be reduced in relation to the decline in value. Each Friday's closing price is used to determine the increase or decrease in the short account and your account is thus marked to the market weekly.


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


32.    INTEREST RATE TABLE

       Average Debit                                 Interest Rate Relative to
       Balance                                       Broker's Call Rate

Less than $10,000 . . . . . . . . . . . . . . . . . .2 3/4  %  above broker's call rate
$ 10,000 to $29,999. . . . . . . . . . . . . . . . . 2      %  above broker's call rate
$ 30,000 to $49,999. . . . . . . . . . . . . . . . . 1 1/2  %  above broker's call rate
$ 50,000 to $99,999. . . . . . . . . . . . . . . . .  at       broker's call rate
$ 100,000 and above. . . . . . . . . . . . . . . . . 1/4    %  below broker's rate

MARGIN TRADING GUIDE

NOTE: All requirements listed below are subject to change without prior notice.

33. As required by Regulation T of the Federal Reserve Board, 50% of the purchase price must be deposited within 3 business days, either in good funds or the equivalent loan value of marginable securities.

34. NASD rules impose a minimum initial equity requirement of $2,000, either in good funds or the equivalent value of marginable securities.

35.    Equity Maintenance Requirements:
       1) Diversified - 30% minimum
       2) Accounts with more than 60% invested in one stock require a 50% minimum equity. JBOC reserves the right to impose increased maintenance requirements at its sole discretion.

MARGINABLE SECURITIES

36. See graph on the following page.

OPTION ACCOUNTS

37. When you open an option account you will be required to sign an Option Agreement in which you acknowledge your understanding of the risks involved in dealing in options. You will be required to furnish JBOC with financial information and your investment objectives. Should your financial situation or your investment objective change, you must notify JBOC immediately. Where the term option is used, this reflects all options including index options and interest rate options.

38. Before purchasing or writing an option you should be aware of the risks involved. You should familiarize yourself with the business and financial condition of the issuer of the underlying


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

MARGINABLE SECURITIES

                                   Initial Requirements         House Maintenance             NASD Maintenance
-------------------------------------------------------------------------------------------------------------------
I.  STOCK & WARRANTS (LISTED & APPROVED OTC)

  A. LONG

      $5.00 per share and over     50% of total cost            30% of market value           25% of market value
      $4.00 to 4.99                (Securities must be $5.00    40% of market value
      $3.00 to 3.99                or over; Breakdown for       50% of market value
      $2.51 to 2.99                House Maintenance only)      60% of market value
      $2.50 and under                                           100% of market value

   B. SHORT
      $5.00 per share and over     50% of net proceeds          On shares priced $5.00 and    On shares priced $5.00
                                                                over, the greater of 30% or   and over, the greater of
                                                                $5.00 per share               30% or $5.00 per share

   C. SHORT
      (Under $5.00 per share)      50% of net proceeds          On shares priced under        On shares priced under
                                                                $5.00, the greater of 100%    $5.00, the greater of
                                                                or $2.50 per share            100% or $2.50 per share

   D.  SHORT vs BOX                            --               10% of market value of the    10% of market value of
                                                                long position                 the long position
---------------------------------  ---------------------------  ----------------------------  -------------------------
II.  CORPORATE BONDS
   A.  Convertible-Long            50% of total cost over       50% on bonds priced           25% of market value
                                   $70.00.  100% on bonds
                                   priced under $70.00.
                                   Bonds must be rated "A" or
                                   better by Moodys or S&P.
   B.  Convertible-Short           50% of net proceeds          Same as above (A)             30% of market value
   C.  Non-Convertible-Long        25% of market value          30% of market value           25% of market value
   D.  Non-Convertible-Short       30% of market value          30% of market value           30% of market value
---------------------------------  ---------------------------  ----------------------------  -------------------------
III.  MUNICIPAL BONDS              15% of principal or          25% on bonds priced over      15% of principal or 25%
      LONG AND SHORT               25% market value,            $70.00.  100% on bonds        of market value,
(revenue bonds are NOT             whichever is less            priced under $70.00.  Bonds   whichever is less
marginable unless they have an                                  must be rated "A" or better
S&P or Moodys "A" rating or
better) Industrial Revenue Bonds
must be tax exempt
---------------------------------  ---------------------------  ----------------------------  -------------------------

IV.  US GOVERNMENT                 10% of Principal             5% of principal               5% of principal
OBLIGATIONS
AND AGENCIES

U.S. Treasury and Government       25% of market value          15% of market value           Depends on Maturity
Agency Strips

       security and decide whether the option transaction is appropriate in light of your financial situation, investment objectives and tax considerations. The purchase and sale (writing) of Put and Call options involves a high degree of risk. Such investments are not suitable for all investors. You should not purchase an option unless you are able to sustain a total loss of the premium (cost of option) and the other costs of purchasing the option, and you should not sell (write) an option unless you own the underlying security or are in position to assume the substantial risks inherent in writing "naked" options.

39. When you purchase an option, the full premium must be paid by you. An option purchase cannot be margined. There are, however, special margin requirements governing the sale of options with which you should familiarize yourself before commencing an option program. Complete details on the margin requirements for options are available to you through JBOC.

40. Sufficient cleared funds should be in your account to cover the costs of purchasing any option. Option contracts are traded for a specified period of time and have no value upon expiration. You must advise JBOC if you wish to enter offsetting transactions by closing out your position, or you may exercise the option prior to the expiration date. Failure to do this may result in the option expiring worthless, even though it might have a monetary value on the expiration date.

41. Options "in the money" 75cents or more at expiration will be automatically exercised.

42. ALLOCATION OF OPTION EXERCISE ASSIGNMENT NOTICES: When JBOC receives an exercise notice from the Options Clearing Corporation, JBOC assigns the notice to a customer who is a writer of an identical option contract. Exercise assignment notice for option contracts is allocated among customer short positions pursuant to the FIFO (First In, First Out) method. All short options positions are liable for assignment at any time. A more detailed description of the FIFO allocation procedure is available upon request.

     If an exercise notice is assigned to your account, you must deliver the underlying security to JBOC in the case of a call, and you must deposit cash with JBOC in the case of a put sufficient to properly margin the security within a stated period of time.

   MONEY MARKET FUND INFORMATION

43. MINIMUM DEPOSIT REQUIRED: The minimum deposit necessary to invest in a Money Market Fund ranges from $500 to $15,000, depending upon the Fund you choose, subject to change without prior notification. Please read the prospectus to determine which Fund is most suitable for you. You may make subsequent deposits in minimum increments of $100 to $1,000, depending on the Fund.

44. MONEY MARKET FUND INFORMATION: If you select one of the money market funds which offers the cash sweeps as your "primary fund," JBOC will automatically invest free credit balances which meet your Fund's specified minimum on Mondays based on Friday's closing balance. If Monday falls on a holiday, appropriate credit balances will be swept the next business day. Proceeds from the sale of securities will be swept on settlement date, provided the securities sold have been received in good deliverable form prior to settlement date. Credit

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


       balances needed to satisfy a settling transaction or which serve as collateral for a short sale will not be available for investment. JBOC will send a confirmation only for the initial transaction activating your money market account. Your account statement will reflect all money market activity.

45.      CREDIT INTEREST

       Credit interest is paid an active investment accounts provided a minimum free credit balance of $500, pending investment or reinvestment, is maintained in the account. An active account is one which has trading activity during the year or is used for investment purposes. Interest will accrue monthly on the average daily net credit balance in your account over $500, and will appear on your monthly statement. The rate of interest may change from time to time without prior notice due to fluctuations in the interest rates or other causes.

46. Free credit interest, pending investment or reinvestments, will begin to accrue from the date good funds are available in your account. Checks deposited to your account will not be deemed good funds until after a five (5) business day clearance period. Funds deposited by check are not available for withdrawal for ten (10) business days.

STATEMENTS AND CONFIRMATIONS

47. STATEMENTS: All transactions including the purchase and sale of securities, dividends, interest payments and redemptions for securities held in your account will appear in your monthly account statement. Purchase and sale transactions will be posted on your statement as of the transaction settlement date. Securities held on your account will be listed on your statement.

48. CONFIRMATIONS: (a) Confirmations will be sent out for all purchase and sale transactions on the next business day following the trade (b) JBOC does not provide written confirmation of "good until cancelled" orders. GTC orders are automatically cancelled on the last trade date of the month following the month the order is entered.

49. Statements of your account and confirmations of the executions of orders will be conclusive if not objected to by you in writing, the former within ten (10) days and the latter within two (2) days after forwarding each confirmation or statement to you by mail or otherwise. Clerical errors and omissions EXCEPTED.

ARBITRATION

5O. YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTAND THE FOLLOWING FACTS ABOUT ARBITRATION PROCEDURES:

       -      ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

       - THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

       - PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

       - THE ARBITRATOR'S AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF FILINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

       - THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

       - NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION; OR WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL: (i) THE CLASS CERTIFICATION IS DENIED, OR (ii) THE CLASS IS DECERTIFIED; OR (iii) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

YOU AGREE AND UNDERSTAND THAT ALL AGREEMENTS BETWEEN YOU AND JBOC CONTAIN AN ARBITRATION CLAUSE THAT REQUIRES ANY CONTROVERSY BETWEEN YOU AND JBOC, ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR AFFILIATES RELATING TO ANY SUCH AGREEMENTS(S), IN ANY MANNER OR IN ANY WAY ARISING OUT OF YOUR RELATIONSHIP WITH JBOC TO BE SETTLED BY ARBITRATION IN ACCORDANCE WITH THE RULES THEN IN EFFECT OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS. JUDGEMENT UPON AN ARBITRATION AWARD MAY BE RENDERED IN ANY COURT OF COMPETENT JURISDICTION.

51. YOU AGREE THAT THIS CUSTOMER ACCOUNT AGREEMENT, AND ALL OTHER PRESENT OR FUTURE WRITTEN AGREEMENTS BETWEEN YOU AND JBOC CONSTITUTE THE COMPLETE STATEMENT OF THE AGREEMENT BETWEEN YOU AND JBOC. YOUR USE OF THE SERVICES WHICH ARE THE SUBJECT OF THIS DISCLOSURE BROCHURE AND ANY SUBSEQUENT MODIFICATIONS TO THIS AGREEMENT WHICH YOU RECEIVE WILL INDICATE YOUR ACCEPTANCE OF ALL OF THE TERMS OF SUCH AGREEMENT AND ANY MODIFICATIONS WHICH YOU RECEIVE. IF ANY OF THE TERMS OF SUCH AGREEMENTS AND MODIFICATIONS TO EXISTING AGREEMENTS IS UNACCEPTABLE TO YOU, DO NOT USE THAT SERVICE. THIS BROCHURE MAY BE MODIFIED ONLY IN WRITING. IF ANY PROVISIONS OF THIS AGREEMENT ARE INVALID OR UNENFORCEABLE UNDER APPLICABLE LAW, IT IS, TO THAT EXTENT, DEEMED OMITTED AND THE REMAINING PROVISIONS WILL CONTINUE IN FULL FORCE AND EFFECT. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, AS APPLIED TO AGREEMENTS PERFORMED IN CALIFORNIA.

52. UNDER NO CIRCUMSTANCES SHALL JBOC, ITS THIRD PARTY VENDORS AND PROVIDERS, INCLUDING BY WAY OF EXAMPLE BUT NOT LIMITATION, SECURITIES MARKETS THAT MAKE MARKET DATA AVAILABLE, ADP, SIS, GLOBAL MARKET INFORMATION, INC. AND PROVIDERS OF TRANSMISSION SERVICES, BE LIABLE TO YOU OR ANY OTHER PERSON OR ENTITY FOR ANY

       CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, TRADING LOSSES AND DAMAGES THAT RESULT FROM THE DELAY OR LOSS OF THE USE OF SERVICES. IN NO EVENT SHALL JBOC, ITS THIRD PARTY VENDORS AND PROVIDERS OF TRANSMISSION SERVICE BE LIABLE FOR ANY LOSS OVER WHICH IT HAS NO DIRECT CONTROL, SUCH AS COMMUNICATION LINE FAILURE, COMPUTER FAILURE, UNAUTHORIZED ACCESS OR THEFT, OF ITS OWN OR ANY OF ITS THIRD PARTY VENDORS OR TRANSMISSION SERVICE PROVIDERS. IN THE UNITED STATES, THERE ARE CERTAIN STATES THAT EXCLUDE LIMITATION OF THE DURATION OF IMPLIED WARRANTIES. YOU MAY HAVE OTHER RIGHTS WHICH VARY FROM STATE TO STATE.

53. YOU AGREE THAT ANY TELEPHONE CONVERSATION WITH JB OXFORD & COMPANY MAY BE RECORDED AT THE OPTION OF JB OXFORD & COMPANY. CALLS MAY BE MONITORED BY A SUPERVISOR FOR QUALITY CONTROL PURPOSES.